UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2010

Lightstone Value Plus Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-151532	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

Purchase of a Mortgage Loan

On June 29, 2010, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through Lightstone Value REIT II, LP, the Company’s operating partnership (the “ Operating Partnership”), entered into an Assignment and Assumption Agreement (the “Assignment”) with Citigroup Global Markets Realty Corp. (the “Seller”).  Under the terms of the Assignment, the Operating Partnership purchased from the Seller a fixed-rate, nonrecourse mortgage note (the “Loan”) for $7.857 million.  In addition, the Seller agreed to indemnify the Operating Partnership from all existing litigation as described below. As a result of the Assignment, the Operating Partnership assumed all rights and obligations, with the exception of the existing litigation, in connection with the Loan, and became the lender under the Loan.

The Loan was originated by the Seller in August 2007 with an original principal balance of $18.675 million, and is collateralized by a limited service hotel located in East Rutherford, NJ.  The hotel is currently operating under a Marriot Franchise Agreement as a Fairfield Inn. The Loan was scheduled to mature in September 2017 under its original term, and has been in default since February 2009.  The existing borrower has initiated on-going litigation against the Seller in connection with its borrowings from the Seller, including the Loan.

Sponsor Contribution of Brownmill Interest

Lightstone SLP II LLC, a wholly-owned subsidiary of The Lightstone Group, LLC (our “Sponsor”), through an agreement with the Company and its Operating Partnership, committed to purchase subordinated profits interests of the Operating Partnership on a semiannual basis, beginning with the quarter ended June 30, 2010, at a price of $100,000 for each $1,000,000 in subscriptions that the Company accepted as part of its stock offering until the Company achieves the maximum offering. Our Sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value.

On June 30, 2010, the Company, through its Operating Partnership, entered into a Contribution Agreement between the Operating Partnership and Lightstone Holdings LLC (“LGH”), a wholly-owned subsidiary of our Sponsor, pursuant to which LGH contributed to our Operating Partnership a 26.25% equity interest in Brownmill LLC (the “Brownmill Interest”) in order to fulfill our Sponsor’s commitment as described above. In exchange, the Operating Partnership issued 25 units of subordinated profits interests, at $100,000 per unit (at total value of $2.5 million), to Lightstone SLP II LLC. Brownmill LLC’s 100% gross value is valued at approximately $31.8 million of which $9.5 million is in the form of equity and $22.3 million is in the form of mortgage indebtedness as described below.  The value of the Brownmill Interest is approximately $8.4 million of which $2.5 million is in the form of equity and $5.9 million is in the form of mortgage indebtedness. The board of directors of the Company, in part, relied upon an opinion from an independent third party in arriving at value of the Brownmill Interest.

 All distributions from Brownmill LLC will be made on a pro rata basis in proportion to each member’s equity interest percentage.  The Company will record the Brownmill Interest under the equity method of accounting, and record its allocated income or loss from Brownmill LLC based on its 26.25% equity interest percentage beginning April 1, 2010.

Brownmill LLC owns two retail properties known as Browntown Shopping Center (“Browntown”) and Millburn Mall (“Millburn”, and together with Browntown, the “Brownmill Properties”), which are located in Old Bridge, NJ and Vauxhall, NJ, respectively.   Browntown and Millburn represent 84,851 square feet and 71,151 square feet, respectively, of total gross leasable area, and were 58.75% and 95.55% occupied, respectively, as of May 31, 2010. The Brownmill Properties are cross-collateralized, securing a non-recourse loan maturing on October 8, 2015. The loan has a 10-year term and monthly principal and interest payments of $133,051 through its maturity date.  The loan bears a fixed interest rate of 5.36%. The aggregate outstanding balance of the Brownmill Loan was $22.2 million as of June 30, 2010, $19.8 million of which will be due upon maturity assuming no prior principal prepayment.   Browntown and Millburn are managed by Beacon Property Management LLC, a subsidiary of our Sponsor and an affiliate of our advisor.

Item 2.01	Completion of acquisition or disposition of assets.

See Sponsor Contribution of Brownmill Interest in Item 1.01.

Item 9.01	Financial Statements and Exhibits

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements that may be required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(c) Shell Company.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: July 2, 2010	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)